CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated April 10, 2018 relating to the consolidated balance sheets of Fifteen Five Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for years then ended, and the related notes to the financial statements.

PMB HELIN DONOVAN, LLP

/s/ PMB Helin Donovan, LLP

Austin, Texas
August 17, 2018